Exhibit 3.03

Articles of Amendment
to the
fourth amended and restated
Designation of Right and Preferences of Series A 10% Convertible Non-Voting Preferred Stock
of RemoteMDx, Inc.

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the “Act”), the undersigned, being the duly elected and acting Secretary of RemoteMDx, Inc., a Utah corporation (the “Corporation”), hereby declares and certifies as follows:

1.      The name of the Corporation is RemoteMDx,  Inc.

2.      Attached hereto as Exhibit A and incorporated herein and made a part hereof is a true and correct copy of the full text of Fourth Amended and Restated Designation of Right and Preferences of Series A 10% Convertible Non-Voting Preferred Stock of RemoteMDx, Inc.

3.      The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.      The amendment specified in Exhibit A was adopted as of March 14, 2007, by Unanimous Written Consent of the Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation and are being filed herewith with the Division of Corporation and Commercial Code of the Utah Department of Commerce (the “division”) as provided by the Act.

5.      Approval of the amendment is required by holders of a majority of the Series A Convertible Redeemable Non-Voting Preferred Stock.  There are 4,439.32 shares of Series A Convertible Redeemable Non-Voting Preferred Stock outstanding, of which 4,335.87 shares voted in favor of the Fourth Amended Restated Designation of Right and Preferences of Series A 10% Convertible Non-Voting Preferred Stock of RemoteMDx, Inc., which was sufficient for the approval of the Amendment.

6.      The number of authorized shares of the Corporation will not change.

7.      These Articles of Fourth Amendment to the Designation of Right and Preferences of Series A 10% Convertible Non-Voting Preferred Stock of RemoteMDx, Inc., shall be effective upon filing with the Division.

IN WITNESS WHEREOF, this instrument is executed this 6th day of July, 2007.

RemoteMDx, Inc.

By:	/s/ Michael G. Acton
Michael G. Acton, Secretary

Exhibit A

REMOTEMDX,INC.

FOURTH AMENDED AND RESTATED
DESIGNATION OF RIGHTS AND PREFERENCES
OF
SERIES A 10% CONVERTIBLE NON-VOTING PREFERRED STOCK

Pursuant to the authority vested in the Board of Directors of RemoteMDx, Inc., a Utah corporation (the “Company”), in its Articles of Incorporation and as permitted by Section 602 of the Utah Revised Business Corporation Act, as amended (the “Utah Act”), the Company’s Board of Directors does herby establish a series of the Company’s Preferred Stock Designated as Series A 10% Convertible Non-Voting Preferred Stock (“Stock A Preferred Stock”) and does hereby designate the rights, preferences, privileges and other attributes of the shares of Series A Preferred Stock, as amended, as follows:

1.	Designation and Number of Shares.

   A series of the Company’s Preferred Stock is hereby established, to be designated and known as “Series A 10% Convertible Non-Voting Preferred Stock” (hereinafter referred to as the “series A Preferred Stock”), consisting of forty thousand (40,000) shares of the authorized and unissued shares of the Company’s Preferred Stock, $0.0001 par value per share.  The Company shall from time to time, in accordance with the laws of the State of Utah, increase the number of shares of its Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A Preferred Stock provided herein.

2.	Dividends.

The holders of shares of Series A Preferred Stock shall be entitled to receive an Annual dividend out of any of the Company’s assets legally available therefore, prior and in preference to any declaration or payment of any dividend on the Common Stock of the Company, at the rate of ten percent (10%) per annum on the stated value of the Series A Preferred Stock (or $200.00 per share of Series A Preferred Stock).  Dividends will be paid either in cash of in additional shares of Series A Preferred stock at the discretion of the Board of Directors to holders of record of shares of Series A Preferred Stock as they appear on the books and records of the Company on such record dates not less than ten (10) days nor more than sixty (60) days preceding the payment dates thereof, as may be fixed by the Board of Directors of the Company.  Dividends shall be fully cumulative and shall accrue from the date of original issuance of the Series A Preferred Stock.  Once dividends are paid on the Series A Preferred Stock, holders of shares of Series A Preferred Stock will not participate in dividends paid to holders of common stock.  Except as described below, no dividends shall be paid or declared and set apart for payment on any class or series of shares of the Company that are junior to the Series A Preferred Stock for any period unless full cumulative shares of the Company that are junior to the Series A Preferred Stock for any period unless full cumulative dividends have been paid or contemporaneously are declared and paid or set apart for payment on the Series A Preferred Stock.  A dividend payable in shares of Common Stock or in shares of another class of shares junior to the Series A Preferred Stock may, however, be made.  Dividends on the Series A Preferred Stock may, at the option of the Company’s Board of Directors, be paid in either cash or in additional shares of Series A Preferred Stock.  Holders of Series A Preferred Stock shall not participate in excess dividends remaining following payment of all accrued and unpaid dividends owing to holders of Series A Preferred Stock.

3.	Liquidation Preference.

   a)     In the vent of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to receive out of the assts of the Company available for distribution to shareholders before any distribution of payment is made to holders of shares of Common Stock, or to holders of any other shares of the Company ranking junior upon liquidation to the Series A Preferred Stock, liquidation distributions in the amount of Two Dollars ($2.00) per share plus all accrued and unpaid regular or special dividends, if any , multiplied by 133%, before any payment is made to holders of shares of the Company’s equity securities that are junior to the Series A Preferred Stock.  If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company shall be insufficient to make the full payment on the Series A Preferred Stock as described in the immediately preceding sentence, and similar payments on any other class of shares ranking on a parity with the Series A Preferred Stock upon liquidation, then the holders of the Series A Preferred Stock and of such other class of shares will share ratably in any such distribution of assets of the Company in proportion to the full respective distributable amounts to which they are entitled.

   b)    After payment to the holders of the Series A Preferred Stock of the amounts set forth in subparagraph 3(a) above, the holders of Series A Preferred Stock will not be entitled to any further participation in any distribution or payment by the Company, and the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of shares of Common Stock in proportion to the shares of Common Stock then held by them.

   c)    A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company that does not involve a distribution by the Company of cash of other property to the holders of shares of Common Stock, shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3, but rather shall be subject to the provisions of Section 6 below.

4.	Voting Rights

      Except as otherwise expressly provided herein or as required by Utah law, the holders of Series A Preferred Stock shall not be entitled to voting rights, except that without the approval of holders of a majority of the outstanding shares of Series A Preferred Stock, the Company will not (i) authorize, create or issue any shares of any class or series ranking senior to the Series A Preferred Stock as to liquidation rights; (ii) amend, alter or repeal by any means the Company’s Articles of Incorporation if the powers, references or special rights of the Series A Preferred Stock would be materially adversely affected; or (iii) become subject to any restriction on the Series A Preferred Stock other than restrictions arising solely under the Utah Act or existing under the Company’s Articles of Incorporation as in effect on June 12, 2000.  Upon conversion of shares of Series A Preferred Stock by holders thereof into Common Stock of the Company, holders (to the extent of their Common Stock) shall be entitles to voting rights pertaining to the Common Stock received upon such conversion.

5.	Conversion of Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall have the following conversion rights.

   (a)   Right to Convert.  Each share of Series A Preferred Stock may be converted at the holder’s option at any time at the rate of 370 shares of common stock for each share of Series A Preferred Stock converted (the “Conversion Factor”).

   (b)   Mechanics of Conversion.  Each conversion shall be effected by the holder surrendering the certificate(s) for the shares of Series A Preferred Stock to be converted to the Company with a Conversion Certificate executed by the holder for not less than $25,000.00 aggregate conversion amount including any accrued and unpaid regular and special dividends and accompanied, as required by the Company, by proper assignment.  The date of such Conversion Certificate and delivery by facsimile to the Company at (801) 974-9553 shall be defined as the “Conversion Date.”  Upon conversion the Company shall use its reasonable best efforts to deliver to the holder certificates evidencing shares of the Company’s Common Stock within five (5) business days of the Conversion Date.  The Company shall use reasonable best efforts to deliver to the holder certificates evidencing shares of Series A Preferred Stock that are not converted within three (3) business days of the Conversion date.  In the event a merger consolidation or sale of all or substantially all of the assets of the Company or a similar business combination involving the Company, all of the shares of Series A Preferred Stock, at the option of the holder, may be converted into the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible at the time of the closing of such transaction.  In the even the Company shall fail to deliver certificates evidencing shares of the Company’s Common Stock upon any conversion of shares of Series A Preferred Stock within five (5) business days of the Conversion Date, the Company shall pay the holder daily liquidated damages in an amount equal to one percent (1%) of the principal amount of the shares of Series A Preferred Stock converted into Common Stock for each day beyond said five (5) business days.

   (c)   Adjustments for Combinations of Subdivisions of Common Stock.  In the event the Company at any time or from time to time after the date on which a share of Series A Preferred Stock was first issued shall declare or pay any dividend on the Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Preferred Stock conversion formula set forth in Section 5(a) above in effect immediately prior to such even shall, concurrently with the effectiveness of such event, be proportionately increased or decreased, as appropriate.

   (d)   Other Distributions.  In the event the Company shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend of other distribution payable in securities of the Company of any of its subsidiaries, if any, then in each such event a provision shall be made so that the holders of shares of Series A Preferred Stock shall receive, upon conversion thereof, the securities of the Company that they would have received had their Series A Preferred Stock been converted into shares of Common Stock on the date of such event.

   (e)   No Impairment. The Company will not, by amendment to its Articles of Incorporation or through any reorganization, transfer or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect conversion rights of the holders of Series A Preferred Stock against impairment.  No amendment shall be made to the Company’s Articles of Incorporation that would alter or change the powers, preferences or privileges of the shares of Series A Preferred Stock so as to affect them adversely without the vote or approval of the holders of at least a majority of the outstanding shares of Series A Preferred Stock.

   (f)    Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Preferred Stock conversion formula pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause an independent public accountant selected by the Company’s Board of Directors to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments; (ii) the Series A Preferred Stock conversion formula at the tie in effect; and (iii) the number of shares of Common Stock that at the time would be received upon the conversion of shares of Series A Preferred Stock.

   (g)   Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitles to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property or to receive any other right, the Company shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

   (h)   Issue Taxes.  The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder of shares of Series A Preferred Stock in connection any such conversion.

   (i)    Reservation of Stock Issuable upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of issued and outstanding Series A Preferred Stock; and if ant any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the shares of issued and outstanding Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite share holder approval of any necessary amendment to the Company’s Articles of Incorporation.

   (j)    Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one (1) share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such faction a sum in cash equal to the current market value of such fraction on the date of conversion.

   (k)   Notices.  Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books and records of the Company.

   (l)    Adjustments.  In case of any reorganization or any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Company to another corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series A Preferred Stock would have been entitled upon the record date (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger, or conveyance; any, in any case, appropriate adjustment (as determined by the Company’s Board of Directors) shall be made in the application of the provisions herein set forth with respect set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Series A Preferred Stock.

6.	Merger or Consolidation.

   (a)   At any time, in the event of:

(i)
Any transaction or series of related transitions (including, without limitation, any reorganization prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity; or

(ii)
A sale of all or substantially all of the assets of the Company, unless the Company’s shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Company’s sale) at least fifty percent (50%) of the voting power of the purchasing entity;

(the foregoing events are individually referred to herein as a “Sales Transaction”), then, holders of the Series A Preferred Stock of record as of the date of consummation of the Sales Transaction shall be entitled to receive, prior and in preference to any payment of consideration to the holders of Common Stock, in cash or in securities received from the acquiring corporation, or in a combination hereof, at the closing of any such Sales Transaction, at the holder’s discretion, an amount per share equal to Two Hundred Dollars ($200.00) per share, as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all declared or accumulated but unpaid dividends on such shares as of the date of closing of such Sales Transaction.  In the event the proceeds of the Sales Transaction are not sufficient to make full payment of the aforementioned preferential amounts to the holders of the Series A Preferred Stock in accordance herewith, then the entire amount payable in respect of the proposed Sales Transaction shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.  Upon completion of the payment to the holders of Series A Preferred Stock as provided above, the remaining proceeds of such Sales Transaction shall be distributed among the holders of record (as of the date of the consummation of the Sales Transaction) of shares of Common Stock in proportion to the number of shares of Common Stock then held.  Unless otherwise consented to by the holders of a majority of the outstanding shares of Series A Preferred Stock, such payments shall be made with respect to the Series A Preferred Stock and to holders of Common Stock by purchase of such shares of Series A Preferred Stock and Common Stock by the surviving corporation, entity or person, or by redemption of such shares by the Company, in the discretion of the Company.

         (b)   Any securities to be delivered to the holders of Series A Preferred Stock pursuant to Section 6(a) above shall be valued as follows:

(i)	Securities not subject to investment letter or other similar restrictions on free marketability as provided for in subsection (ii) below:

   (A)   If traded on a securities exchange or reported on the NASDAQ SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

   (B)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

   (C)   If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company’s Board of Directors and the holders of a majority of the outstanding shares of the Series A Preferred Stock.

                (iii)    The method of valuation of securities subject to investment letter of other restriction son free marketability (other than restriction arising solely by virtue of a shareholder’s status as an affiliate or former affiliate of the Company) shall be to make an appropriate discount from the market value determined in Section 6(b)(i)(A), (B) or (C) above to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock.

         (c)   In the event the requirements of Section 6(a) above are not complied with, the Company shall forthwith either:

                (i)     Cause such closing to be postponed until such time as the requirements of this Section 6 have been complied with; or

                (ii)    Cancel such transaction, in which event the rights, preferences and privileges of the holders of Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 6(d) below.

         (d)   The company shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders’ meeting called to approve such transaction. The notice shall describe the material terms and conditions of the impending transaction and the provisions of section 6, and the Company shall thereafter give such holders prompt notice of any material to the impending transaction. The transaction shall in no event take place soon after twenty (20) days after the Company has given the notice provided for herein or sooner then ten (10) days after the Company has given the notice of any material changes in the impending transactions as provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of A Preferred Stock.

      7.      Restrictions and Limitations.  So long as any shares of Series A Preferred Stock remain issued and outstanding, the Company shall not without the consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding:

         (a)   Purchase, redeem, or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock of the Company; provided, however, that this restriction shall not apply to the repurchase of fractional shares, odd lots or shares of Common Stock from directors, officers, consultants or employees of the Company or any subsidiary, if any; or

         (b)   Effect and reclassification, recapitalization or any other change with respect to any outstanding shares of stock that results in the issuance of shares of stock having any preference or priority as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, that are superior to any such preference or priority of the Series A or Preferred Stock; or

         (c)   Increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Company’s Preferred Stock or the total number of shares of the Company’s Preferred Stock designated as Series A or Preferred Stock; or

         (d)   Authorize or issue, or obligate itself to issue, any other equity security senior to the Series A Preferred Stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option or rights to purchase, any such equity security that is senior to, the Series A Preferred Stock. The consent of the holders of a majority of the Series A Preferred Stock shall not be required if any other equity security on parity with the Series A Preferred Stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights, or otherwise to be issued.

8.      No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of the Company’s Preferred Stock.

9.      Redemption. The Company shall have the right to call for redemption up to 66-2/3% of the total number of shares of Series A Preferred stock initially issued at its option at any time. Notwithstanding what the Market Price or the Conversion Factor may be at any time, the Company may designate a different and lower conversion price (the “New Conversion Price”) and the call price for all shares of Series A Preferred Stock for redemption by the Company shall be a minimum of 133% of the New Conversion Price. The Company’s call option shall be assignable, in whole or in part, and shall be exercised in writing with payment to accompany the exercise notice or to be paid within two (2) business days thereafter. If less then all 66-2/3% of the issued and outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those shares to be redeemed by lot or on a pro rata basis or by any other method deemed by the Company’s Board of Directors to be equitable (with any necessary adjustments to avoid fractional shares). Any shares of Series A Preferred Stock for which a written notice of redemption has been given may be converted into shares of Common Stock at any time before the close of business on the date fixed for the redemption of such shares of Series A Preferred Stock. After the date fixed for redemption, dividends on shares of Series A Preferred stock called for redemption shall cease to accrue, such shares shall no longer be deemed to be issued and outstanding, and all rights of the holders thereof as shareholders of the Company shall cease unless the Company defaults on the payment of the redemption price.

10.    United States Dollars. All references herein to Dollars shall be deemed to refer to United States Dollars.

The Corporation executes this Designation of Rights and Preferences as of July 6, 2007.

RemoteMDx, Inc.

By:	/s/ Michael G. Acton
Name:	Michael G. Acton
Title:	Corporate Secretary